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RIGGS                              NEWS RELEASE

                              RIGGS NATIONAL CORPORATION
                              800 17th Street, N.W.
                              Washington, D.C. 20074-0114


          RIGGS REPURCHASES SERIES A PREFERRED STOCK

For Immediate Release, Tuesday, September 27, 1994

     Riggs National Corporation announced that it has repurchased all 764,537 shares of its 7-1/2% Cumulative Convertible Preferred Stock, Series A, from The Norwich Union Life Insurance Society, a major insurance company headquartered in Norwich, England. Riggs paid $19,113,425 to repurchase the shares, which is equal to the original issue price in June 1992. The shares were convertible into 2,002,141 shares of Riggs common stock at $9.5465 per share. Riggs common shares closed yesterday at $10.375. The Series A shares will be canceled and will revert to authorized but unissued shares.

     As a result of the repurchase, the company's dividend expense will be reduced by $1.4 million annually, and a source of potential dilution of its common stockholders has been eliminated.

     After repurchase of the Series A shares, the company's capital ratios remain substantially in excess of regulatory minimum requirements. On a pro forma basis at June 30, 1994, the company's Tier I capital to risk-based assets ratio was 10.55 percent; the total capital to risk-based assets ratio was 17.11 percent; and the leverage ratio was
6.19 percent. These ratios compare favorably with minimum regulatory guidelines of 4.00 percent for the Tier I capital ratio; 8.00 percent for the total capital ratio; and 4.00 to
5.00 percent for the leverage ratio for most bank holding companies.

     Riggs National Corporation is a Washington, D.C.-based multibank holding company, with banks in Washington, D.C., Virginia, Maryland, The United Kingdom and France. Riggs serves the metropolitan Washington area with 34 locations in the District of Columbia, 17 in Virginia and 11 in Maryland. The company's common shares (RIGS) are traded on the NASDAQ National Market System.

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For more information, contact:

James E. Day
Director of Communications
202-835-5156